The following items were posted on the Yahoo Finance Shareholder Message Board by a member of The Committee to Restore Stockholder Value on the dates indicated:


Posted January 11, 2007
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Because Yahoo will not post this release on the main CTT information page, I am posting it on this Board

Committee to Restore Stockholder Value to Competitive Technologies Reviews John Nano's Success

Thursday January 11, 9:00 am ET

AUGUSTA, Ga., Jan. 11, 2007 (PRIME NEWSWIRE) -- The Committee to Restore Stockholder Value to Competitive Technologies, Inc. (AMEX:CTT - News) is reminding all CTT shareholders that they deserve better than the current Board and management at CTT, and that these shareholders need to act now to replace these individuals by voting the BLUE Proxy card immediately on-line or by phone, and due to time, not by mail. An on-line vote can be placed at http://www.proxyvote.com; a phone vote can be placed at 1-800-454-8683.
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Necessary control, Cusip, account and client numbers are on the BLUE proxy card received by shareholders. If the shareholder has not received their BLUE proxy card, instructions can be obtained by contacting the Committee directly.

Under John Nano's leadership, from fiscal year 2003 to 2005, CTT's revenues grew from $2.7 million to $14.2 million -- an increase of 526%. For fiscal year 2006, after Mr. Nano's termination by the current Board, CTT's revenues dropped to $5.2 million for a decrease of 63%. This is not self-serving information; this is fact.

Under Mr. Nano's leadership, CTT profits increased every year. Profits reached $5.7 million in fiscal 2005 for an increase of $9.7 million in three years. The next year, without Mr. Nano, CTT lost $2.4 million for a profit decline of $8.1 million.

The poor financial performance under the current Board and management has been coupled with a decline in CTT's market value from over $100 million down to $20 million -- an 80% loss in value during a record high level for the overall stock market. The lack of financial results, coupled with the stock price decline under the current Board and management are unacceptable by any standard.

The Nano-led CTT ranked as the fourteenth largest percentage gaining stock in 2004 as reported by The Wall Street Journal -- with an increase share price of 345%. The current Board and management have lost CTT's shareholder's money for five straight quarters, and their unfavorable results were even worse in the most recent quarter reported.

CTT's failed Board and management attacks Mr. Nano's stellar performance at CTT by saying that technology was at CTT when Mr. Nano arrived. This argument against Mr. Nano is a further indictment of CTT's current Board and management.

Under Mr. Nano's leadership, valuable CTT technologies were successfully commercialized before their patents expired. An important example is the homocysteine assay technology. Prior to Mr. Nano joining CTT, the company was attempting to license the homocysteine assay technology to 11,000+ U.S. testing laboratories. This approach yielded CTT very little revenue from this blockbuster technology. Mr. Nano, whose investigation found that a few major distributors supply the homocysteine test kits to almost all 11,000 laboratories, directed that each of the major distributors be contacted. As a result, license agreements were signed with CTT. Mr. Nano's commercialization strategies resulted in 2005 revenues of $14.7 million, generating profits of $5.7 million. These are self-serving facts, serving the CTT shareholder.

CTT's current Board and management blame Mr. Nano for the dismal results under Chief Technology Officer Michael E. Kiley, who fraudulently represented his academic credentials as having a Ph.D. In fact, Mr. Kiley, a Virginia golfing crony of CTT's current Chairman of the Board, Richard Carver, was chosen for his position at CTT by Mr. Carver before Mr. Nano arrived. Although Mr. Kiley's resume fraud and performance failure are now obvious, Mr. Kiley continues to collect a minimum $20,000 per month from CTT shareholders while living in Virginia.

Mr. Nano's commercialization agreements resulted in almost 93% of the 2005 revenues. CTT's Board and management have touted legal awards, but these accounted for only 7% of CTT 2005 revenues. The emphasis of the current Board and management on legal awards only shows their excessive reliance on litigation, rather than on the sound business practices that Mr. Nano would bring back to CTT.

In this vein, Mr. Nano has convinced the Committee for Stockholder Value not to sue CTT, but to bring any lawsuit for insider trading, backdating options and other improper acts, only against current management and Board members. Mr. Nano is most concerned that these allegations are very serious, stating that the SEC approved the Committee's distribution of its proxy statement making these allegations. Mr. Nano does not believe, however, that CTT should be punished for the wrongdoing of its officers and directors. Further, if the Committee is successful in this proxy contest, Mr. Nano is committed to settling for a fraction of what he is owed under his contract damages to end his litigation with CTT. In sum, the Committee would put behind us the legal distractions under the current CTT Board and management that are threatening CTT's viability.

Mr. Nano's understanding and proven success of commercial licensing of CTT's technologies is critical to building shareholder value. As shown by the financial results prior to and after Mr. Nano's leadership, a collection of unlicensed technologies has no value to CTT. During the past five quarters, the current Board and management have spent $9.6 million and have not been able to successfully commercialize any technology to a level anywhere near the revenues generated under Mr. Nano's leadership. Mr. Nano was an around-the-clock CEO, often taking his work home with him to his nearby residence. Mr. Nano will again give CTT this dedication.

Innovative technologies need to be commercialized to create value. CTT's shareholders need to elect a team with a proven track record successfully licensing technologies and generating revenue and profit growth to drive CTT's market value. Act now and vote your BLUE Proxy card immediately on-line or by phone.

The Committee believes that the extensive qualifications of their slate of candidates, including John B. Nano, will return to CTT substantial business experience in CTT's business, a successful track record in managing growth, and serious management expertise through a legacy team. The Committee urgently asks for support of stockholders, advisors and brokers to restore CTT to profitability, to drive growth, and to increase shareholder value.

More information on the Committee's proxy filing (DFRN14A, filed by non-management on December 26, 2006) is available at the SEC website, http://www.sec.gov, under company filings. Any questions can be addressed by contacting the Committee.


Contact:

The Committee to Restore Stockholder Value
John Derek Elwin III
(561) 789-6449
restorevalue@yahoo.com

Posted January 11, 2007
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Some stockholders who own CTT stock in the name of their broker or other nominee have informed members of the Committee to Restore Stockholder Value that they have not received their blue proxy package in the mail as of yesterday.

If any of this type of stockholder wish to vote for the Nano Group with the blue proxy, you can contact the Committee at restorevalue@yahoo.com and the Committee will walk you through the procedure to obtain your Control Number and Cusip number through your broker to enable you to vote for the New Director slate via the internet or by calling an 800 number. If you wish to talk to a real live person, call John Derek Elwin at 561-789-6449.

Because of time constraints (Monday, January 15 is a Post Office holiday) , we urge ALL blue proxy voters to vote electronically or by 800 number if you wish new direction at CTT.

Posted January 9, 2007
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A number of shareholders have come forward and plan to file a triple damage class action RICO (Racketeer Influenced and Corrupt Organizations Act of 1970) suit against members of the current Board along with individuals and firms acting in concert with the Board. There are NO plans to sue the Company, since the described illegalities were the actions of individuals acting together to enrich themselves. RICO allows for triple damages and with the stock decline from the teens to roughly $2.50, the damages to be claimed to stockholders could exceed a quarter of a billion dollars.

Any stockholders who have questions or have an interest in an action against these parties, can Email the Committee to Restore Stockholder Value at restorevalue@yahoo.com and the Committee will provide the evidence backing the planned action.

Posted January 9, 2007
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The deceptions, innuendos, and outright lies by Carver and the boys (the BLACK
HAT guys with the white proxy) have reached new levels of desperation and incompetence. They insinuate that John Nano (the WHITE HAT guy with the blue proxy) lied about his presidency of Articulated Technologies during 2006 when Carver got a negative response from the operator at that Company. If they had bothered to do a little more investigation and work (God forbid), they would have found out that John stepped down as President of Articulated last month to pursue the CTT proxy contest full time, while still retaining consulting ties and continuing as a member of that Board at the Chairman's request

They also characterize Richard D. Hornidge Jr. as a gadfly type tennis player. Richard, after running a major program at Raytheon, sold out his succesful recruitment firm to pursue his hobbies (tennis and sailing), while actively overseeing his investment portfolio which included 62,000 shares of CTT stock on the proxy record date.

Lastly, it should be noted that the Nano Group have purchased on the open market more CTT stock than all the current CTT directors in total. I'm sure we haven't seen the last of the current Board's deliberate lies, and a continuation of their pathetic and desparate actions as they go kicking and screaming into the night.

Posted January 7, 2007
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You can tell that Carver graduated from the Richard Nixon University of Dirty
Tricks. The white proxy sent out by CTT is included with a cover letter on blue paper!!! Just why do you think they wrote it on blue paper? Did they get a special discount at Office Max? Is blue the standard color of their corporate stationary? Is blue Carver's lucky color? Did "Navy Boy" Kiley pick it out for him?

Let's face it. CTT hopes to confuse shareholders to get them to sign the white proxy card thinking their voting for the Nano Group. I'm sure their initial direct conversations with shareholders were all negative so they went to their bag of dirty tricks, the way that most lowlife politicians operate.

Really, you have to laugh when you think about it. Maybe next they will send out white proxies with blue backing. These desperate actions will not stop the Nano Group from accomplishing their objective, but will only make them work harder. It will also increase the level of damages the present boardmembers will be responsible for when the Nano Group takes over.

So, don't be fooled by blue letters, two letters with Carver's white proxy cards with one of the letters blue, phone calls imitating Nano's voice telling you to sign the white proxy, or any kind of subterfuge dreamed up by the practicioners of deception. If you are tired of being hosed, just make sure you return the Nano blue proxy or Email or fax the last page of the Nano material. A complete Adobe Acrobat file of the Nano proxy can be Emailed to you by requesting it from restorevalue@yahoo.com.

Posted January 6, 2007
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You can receive by Email a pdf copy of the complete Nano Group proxy material by requesting it from restorevalue @yahoo.com. After you read the material, if you wish, you can print out the last page (page 19 of the pdf file, page 17 of the actual proxy brochure)), fill it out and sign it, and send it to:

Committee to Restore Stockholder Value
c/o Cutler Law Group
3206 West Wimbledon Drive
Augusta, GA 30909

or fax the signed copy to 706-738-1966 or scan the signed copy and Email to rcutler@cutlerlaw. com. Anyone wishing to communicate with John Nano can reach him at johnnano @optonline.net or if you note your telephone number on the Email, he would be pleased to call you and answer your questions

Please note how many shares you are voting that you beneficially owned as of the Record Date, November 20, 2006.